Exhibit 10.9

Annual Cash Compensation of Executive Officers

The named executive officers of Stereotaxis, Inc. (the “Company”) have their base salaries determined yearly by the Compensation Committee (the “Committee”) of the Board of Directors. The named executive officers are all “at will” employees, and each has a written employment agreement which is filed, as required, as an exhibit to reports filed by the Company under the Securities Exchange Act of 1934. On February 15, 2011, the Compensation Committee determined the 2011 base salaries for named executive officers of the Company and the payments to be made under the Company’s 2010 bonus program (the “2010 Program”) to the named executive officers, as set forth below. The 2010 Program was designed to reward the accomplishments of these officers on behalf of the Company in 2010 pursuant to and consistent with the objective of the Company’s bonus plan, as determined by the Committee. The 2010 base salaries, 2010 bonuses, and 2011 base salaries are summarized in the following table:

	2010 Salary	2010 Bonus	2011 Salary
Douglas M. Bruce Chief Technology/Operations Officer	$320,000	$42,000	$325,000
Frank J. Cheng Senior Vice President, Marketing and Business Development	$275,000	$50,000	$285,000
David A. Giffin Vice President, Human Resources	$187,000	$25,000	$200,000
Daniel J. Johnston Chief Financial Officer	$320,000	$45,000	$325,000
Michael P. Kaminski President & Chief Executive Officer	$400,000	$50,000	$440,000

The Company intends to provide additional information regarding other compensation awarded to the named executive officers in respect of and during the 2010 fiscal year in the proxy statement for its 2011 annual meeting of stockholders, which is expected to be filed with the Securities and Exchange Commission in April 2011.

As determined by the Committee at the February 15, 2011 meeting, the 2011 annual bonus program will be based on management achieving certain levels of operating profit, new orders, revenue, electrophysiology procedures performed using Stereotaxis equipment, and the performance of the individual employee as it relates to strategic initiatives.